EXHIBIT 10.22

ZOMAX INCORPORATED

2004 EQUITY INCENTIVE PLAN

AMENDMENT ADOPTED

November 9, 2005

Section 10(b) is amended and restated in its entirety to read as follows:

“(b)                           Term and Exercisability of Nonqualified Stock Option. The term during which any nonqualified stock option granted under the Plan may be exercised shall be established in each case by the Administrator. The Option Agreement shall state when the nonqualified stock option becomes exercisable and shall also state the maximum term during which the option may be exercised; provided, however, that no nonqualified stock options shall become exercisable prior to the first anniversary of the date of the grant. The Administrator may accelerate the exercise date of any nonqualified stock option granted hereunder; if such acceleration is pursuant to an event of an acquisition of the Company through the sale of substantially all of the Company’s assets and the consequent discontinuance of its business, or through a merger, consolidation, exchange, reorganization, reclassification, extraordinary dividend, divestiture or liquidation of the Company (collectively referred to as a “transaction”) as permitted under Section 12 hereof, the nonqualified stock option may become exercisable prior to the first anniversary of the date of grant.”

Section 17(b) is amended and restated in its entirety to read as follows:

“(b)                           Risks of Forfeiture. The Restricted Stock Agreement shall set forth the risks of forfeiture which shall apply to the shares of Stock covered by the restricted stock award, and shall specify the manner in which such risks of forfeiture shall lapse. The risks of forfeiture for all shares of Stock subject to the award shall not lapse prior to the third anniversary of the date of the award unless the award is Performance Based, in which case the risks of forfeiture shall not lapse prior to the first anniversary of the date of the award. The Company’s Compensation Committee, provided it is comprised entirely of independent directors, may grant restricted stock awards, the risk of forfeiture of which may lapse prior to the third anniversary of the date of the award; provided, however, that the number of shares of Stock subject to such awards shall not exceed ten percent (10%) of the total shares of Stock authorized by the Plan. Taking into account the foregoing restrictions, the Administrator may, in its sole discretion, modify the manner in which such risks of forfeiture shall lapse but only with respect to those shares of Stock which are restricted as of the effective date of the modification; provided, however, that if such modification is pursuant to an event of an acquisition of the Company through the sale of substantially all of the Company’s assets and the consequent discontinuance of its business, or through a merger, consolidation, exchange, reorganization, reclassification, extraordinary dividend, divestiture or liquidation of the Company (collectively referred to as a “transaction”) as permitted under Section 12 hereof, the risks of forfeiture may lapse prior to the first anniversary of the date of the award or the third anniversary of the date of the award, as the case may be.”